Exhibit 99.2

Consent to be Named as a Director Nominee

New GGP, Inc. will file a Registration Statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of New GGP, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 29, 2010	/s/ Bruce Flatt
BRUCE FLATT